RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-208507

Preliminary Terms Supplement
Subject to Completion:
Dated December 12, 2016
Pricing Supplement Dated December __, 2016 to the Product Prospectus Supplement
No. TP-1, Dated January 8, 2016, and the Prospectus Supplement and Prospectus,
Each Dated January 8, 2016
$ Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Equity Securities, Due December 27, 2019 Royal Bank of Canada

Royal Bank of Canada is offering Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon (the “Notes”) linked to the lesser performing of the equity securities of two companies (each, a “Reference Stock,” and collectively, the “Reference Stocks”). The Notes offered are senior unsecured obligations of Royal Bank of Canada, will pay a quarterly Contingent Coupon at the rate and under the circumstances specified below, and will have the terms described in the documents described above, as supplemented or modified by this terms supplement. The Notes will not be listed on any securities exchange.
Reference Stocks	Initial Stock Price*	Trigger Price and Coupon Barrier
Bristol-Myers Squibb Company (“BMY”)		70% of its Initial Stock Price
Johnson & Johnson (“JNJ”)		70% of its Initial Stock Price
* For each Reference Stock, the Initial Stock Price will be its closing price on the trade date.
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page PS-5 of the product prospectus supplement dated January 8, 2016, on page S-1 of the prospectus supplement dated January 8, 2016, and “Selected Risk Considerations” beginning on page P-9 of this terms supplement.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Trade Date:	December 21, 2016	Principal Amount:	$1,000 per Note
Issue Date:	December 27, 2016	Maturity Date:	December 27, 2019
Observation Dates:	Quarterly, as set forth below	Coupon Payment Dates:	Quarterly, as set forth below
Valuation Date	December 23, 2019	Contingent Coupon Rate:	9.00% per annum.
Contingent Coupon:
If the closing price of each Reference Stock is greater than or equal to its Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date plus an amount equal to the Memory Coupon, if any. You may not receive any Contingent Coupons during the term of the Notes.

Memory Coupon:
The product of (i) the Contingent Coupon and (ii) the number of Contingent Coupon payments, if any, that were not previously paid on their respective Coupon Payment Dates because the closing price of one or more of the Reference Stocks was less than its Coupon Barrier on the corresponding Observation Date.

Payment at Maturity (if held to maturity):
If the Notes are not called, we will pay you at maturity an amount based on the Final Stock Price of the Lesser Performing Reference Stock:
For each $1,000 in principal amount, $1,000 plus the Contingent Coupon at maturity, unless the Final Stock Price of the Lesser Performing Reference Stock is less than its Trigger Price.
If the Final Stock Price of the Lesser Performing Reference Stock is less than its Trigger Price, then the investor will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
$1,000 + ($1,000 x Underlying Return of the Lesser Performing Reference Stock)
Investors could lose some or all of the value of their initial investment if there has been a decline in the trading price of Lesser Performing Reference Stock.

Lesser Performing Reference Stock:	The Reference Stock with the largest percentage decrease (or the smallest percentage increase, if none decrease) between its Initial Stock Price and its Final Stock Price.
Call Feature:
If the closing price of each Reference Stock is greater than or equal to its Initial Stock Price on any Observation Date on or after December 21, 2017, the Notes will be automatically called for 100% of their principal amount, plus the Contingent Coupon applicable to that Observation Date.

Call Settlement Dates:	The Coupon Payment Date corresponding to that Observation Date.
Final Stock Price:	For each Reference Stock, its closing price on the Valuation Date.
	Per Note	Total
Price to public	100%	$
Underwriting discounts and commissions	%	$
Proceeds to Royal Bank of Canada	%	$

The initial estimated value of the Notes as of the date of this terms supplement is $964.30 per $1,000 in principal amount, which is less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the trade date, which will not be less than $949.80 per $1,000 in principal amount. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.
If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $22.50 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $22.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-19 below.

RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Equity Securities, Due December 27, 2019
 SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:
This terms supplement relates to an offering of Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon (the “Notes”) linked to the lesser performing of two equity securities (the “Reference Stocks”).

Issuer:	Royal Bank of Canada (“Royal Bank”)
Issue:	Senior Medium-Term Notes, Series G
Trade Date:	December 21, 2016
Issue Date:	December 27, 2016
CUSIP:	78012KXP7
Term:	Approximately three (3) years
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Designated Currency:	U.S. Dollars
Contingent Coupon:
We will pay you a Contingent Coupon during the term of the Notes, periodically in arrears on each Coupon Payment Date, under the conditions described below:
•         If the closing price of each Reference Stock is greater than or equal to its Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date, plus an amount equal to the Memory Coupon, if any.
•         If the closing price of any Reference Stock is less than its Coupon Barrier on the applicable Observation Date, we will not pay you the Contingent Coupon applicable to that Observation Date.
You may not receive a Contingent Coupon for one or more quarterly periods during the term of the Notes.

Contingent Coupon Rate:	9.00% per annum (2.25% per quarter).
Memory Coupon:
The product of (i) the Contingent Coupon and (ii) the number of Contingent Coupon payments, if any, that were not previously paid on their respective Coupon Payment Dates because the closing price of one or more of the Reference Stocks was less than its Coupon Barrier on the corresponding Observation Date.
Each such unpaid Contingent Coupon is referred to in this document as an “Unpaid Coupon.”  For the avoidance of doubt, an Unpaid Coupon may be paid once, and only once, if the closing price of each of the Reference Stocks is greater than or equal to the Coupon Barrier on a subsequent Observation Date.

P-2	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Equity Securities, Due December 27, 2019
Observation Dates:
Quarterly, on March 21, 2017, June 21, 2017, September 21, 2017, December 21, 2017, March 21, 2018, June 21, 2018, September 21, 2018, December 21, 2018, March 21, 2019, June 21, 2019, September 23, 2019 and the Valuation Date.

Coupon Payment Dates:
The Contingent Coupon, if applicable, will be paid on March 24, 2017, June 26, 2017, September 26, 2017, December 27, 2017, March 26, 2018, June 26, 2018, September 26, 2018, December 27, 2018, March 26, 2019, June 26, 2019, September 26, 2019, and the Maturity Date.

Call Feature:	If, on any Observation Date on or after December 21, 2017, the closing price of each Reference Stock is greater than or equal to its Initial Stock Price, then the Notes will be automatically called.
Payment if Called:
If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date.

Call Settlement Dates:	If the Notes are called on any Observation Date on or after December 21, 2017, the Call Settlement Date will be the Coupon Payment Date corresponding to that Observation Date.
Valuation Date:	December 23, 2019
Maturity Date:	December 27, 2019
Initial Stock Price:	For each Reference Stock, its closing price on the trade date.
Final Stock Price:	For each Reference Stock, its closing price on the Valuation Date.
Trigger Price and Coupon Barrier:	For each Reference Stock, 70% of its Initial Stock Price.
Payment at Maturity (if held to maturity):
If the Notes are not called, we will pay you at maturity an amount based on the Final Stock Price of the Lesser Performing Reference Stock:
•          If the Final Stock Price of the Lesser Performing Reference Stock is greater than or equal to its Trigger Price, we will pay you a cash payment equal to the principal amount plus the Contingent Coupon otherwise due on the Maturity Date.
•          If the Final Stock Price of the Lesser Performing Reference Stock is less than its Trigger Price, you will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
$1,000 + ($1,000 x Underlying Return of the Lesser Performing Reference Stock)
The amount of cash that you receive will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decline of the Lesser Performing Reference Stock from the trade date to the Valuation Date. Investors in the Notes could lose some or all of their investment if there has been a decline in the trading price of the Lesser Performing Reference Stock below its Trigger Price.

Lesser Performing Reference Stock:	The Reference Stock with the largest percentage decrease (or the smallest percentage increase, if none decrease) between its Initial Stock Price and its Final Stock Price.
Underlying Return:	For each Reference Stock, Final Stock Price – Initial Stock Price Initial Stock Price

P-3	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Equity Securities, Due December 27, 2019
Stock Settlement:	Not applicable. Payments on the Notes will be made solely in cash.
Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to any of the Reference Stocks will result in the postponement of an Observation Date or the Valuation Date as to that Reference Stock, but not to any non-affected Reference Stock.

Calculation Agent:	RBC Capital Markets, LLC
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a callable pre-paid cash-settled contingent income-bearing derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of the Notes prior to maturity may be less than the principal amount of the Notes.

Listing:	None
Settlement:	DTC global notes
Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and pages P-2, P-3 and P-4 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement.

P-4	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Equity Securities, Due December 27, 2019
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016 and the product prospectus supplement dated January 8, 2016, relating to our Senior Global Medium-Term Notes, Series G, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 8, 2016 and in the product prospectus supplement dated January 8, 2016, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
Prospectus Supplement dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
Product Prospectus Supplement dated January 8, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000114036116047446/form424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

P-5	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Equity Securities, Due December 27, 2019
HYPOTHETICAL EXAMPLES
The examples below are based on the following terms:
Hypothetical Initial Stock Price (for each Reference Stock):	$100.00*
Hypothetical Trigger Price and Coupon Barrier (for each Reference Stock):	$70.00, which is 70% of the Initial Stock Price
Contingent Coupon Rate:	9.00% per annum (or 2.25% per quarter)
Contingent Coupon Amount:	$22.50 per quarter
Observation Dates:	Quarterly
Principal Amount:	$1,000 per Note
* The hypothetical Initial Stock Price of $100 for each Reference Stock used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Stock Price of any Reference Stock.  The actual Initial Stock Price of each Reference Stock will be its closing price on the trade date.
Final Stock Price of the Lesser Performing Reference Stock	Percentage Change of the Lesser Performing Reference Stock	Payment at Maturity (assuming that the Notes were not previously called)*
$200.00	100%	$1,000.00
$190.00	90%	$1,000.00
$180.00	80%	$1,000.00
$170.00	70%	$1,000.00
$160.00	60%	$1,000.00
$150.00	50%	$1,000.00
$140.00	40%	$1,000.00
$130.00	30%	$1,000.00
$120.00	20%	$1,000.00
$110.00	10%	$1,000.00
$100.00	0%	$1,000.00
$90.00	-10%	$1,000.00
$80.00	-20%	$1,000.00
$70.00	-30%	$1,000.00
$65.00	-35%	$650.00
$60.00	-40%	$600.00
$55.00	-45%	$550.00
$50.00	-50%	$500.00
$40.00	-60%	$400.00
$30.00	-70%	$300.00
$20.00	-80%	$200.00
$10.00	-90%	$100.00
$0.00	-100%	$0.00
* Excluding any Contingent Coupons, if payable.
The following examples illustrate how the payments at maturity set forth in the table above are calculated:
Example 1: The price of the Lesser Performing Reference Stock increases to a Final Stock Price of $150.
Because the Final Stock Price of the Lesser Performing Reference Stock is greater than its Trigger Price, an investor will receive at maturity, in addition to the final Contingent Coupon, a payment of $1,000 per $1,000 in principal amount of the Notes.

P-6	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Equity Securities, Due December 27, 2019
Example 2: The price of the Lesser Performing Reference Stock decreases to a Final Stock Price of $90.
Although the Final Stock Price of the Lesser Performing Reference Stock is less than its Initial Stock Price, the Final Stock Price is above the Trigger Price. Because the Final Stock Price is above the Trigger Price, an investor will receive at maturity, in addition to the final Contingent Coupon, a payment of $1,000 per $1,000 in principal amount of the Notes.
Example 3: The price of the Lesser Performing Reference Stock decreases to a Final Stock Price of $40.
Because the Final Stock Price of the Lesser Performing Reference Stock is less than its Trigger Price, no coupon will be payable for the final interest period, and you are fully exposed to the decline in this Reference Stock. Your payment at maturity will be calculated as follows:
$1,000 + ($1,000 x -60%) = $400.00
In this example, because the Final Stock Price of the Lesser Performing Reference Stock is less than its Trigger Price, the amount of cash that you receive will be significantly less than the principal amount of the notes.

P-7	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Equity Securities, Due December 27, 2019
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Stocks.  These risks are explained in more detail in the section “Risk Factors” beginning on page PS-5 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•
Principal at Risk — Investors in the Notes could lose some or a substantial portion of their principal amount if there is a decline in the trading price of the Lesser Performing Reference Stock between the trade date and the Valuation Date.  If the Notes are not automatically called and the Final Stock Price of the Lesser Performing Reference Stock on the Valuation Date is less than its Trigger Price, the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the closing price of the Lesser Performing Reference Stock from the trade date to the Valuation Date.  Any Contingent Coupons received on the Notes prior to the maturity date may not be sufficient to compensate for any such loss.

•
The Notes Are Subject to an Automatic Call — If, on any Observation Date on or after December 21, 2017, the closing price of each Reference Stock is greater than or equal to its Initial Stock Price, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date. You will not receive any coupon payments after the Call Settlement Date. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
You May Not Receive Any Contingent Coupons — We will not necessarily make any coupon payments on the Notes.  If the closing price of any of the Reference Stocks on an Observation Date is less than its Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Observation Date. If the closing price of any of the Reference Stocks is less than its Coupon Barrier on each of the Observation Dates and on the Valuation Date, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes.  There can be no assurance that any unpaid Contingent Coupon will be paid after the relevant interest period during term of the Notes as a Memory Coupon; in addition, any unpaid Contingent Coupon may be repaid as a Memory Coupon only after a significant number of Observation Dates have passed.  Generally, the non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Coupon for the final Observation Date (and any applicable Memory Coupons) on the maturity date, you will also incur a loss of principal, because the Final Stock Price of the Lesser Performing Reference Stock will be less than its Trigger Price.

•
Your Payment at Maturity Will Be Determined Solely by Reference to the Lesser Performing Reference Stock Even if the Other Reference Stocks Perform Better — If any of the Reference Stocks has a Final Stock Price that is less than its Trigger Price, your return will be linked to the Lesser Performing Reference Stock. Even if the Final Stock Price of the other Reference Stock has increased compared to its Initial Stock Prices, or has experienced a decrease that is less than that of the Lesser Performing Reference Stock, your return will only be determined by reference to the performance of the Lesser Performing Reference Stock, regardless of the performance of the other Reference Stocks.   Because the issuer of each Reference Stock operates in the same industry, they both may experience simultaneous and significant declines due to adverse conditions in that industry.

•
Your Payment on the Notes Will Be Determined by Reference to Each Reference Stock Individually, Not to a Basket, and the Payment at Maturity Will Be Based on the Performance of the Lesser Performing Reference Stock — The Payment at Maturity will be determined only by reference to the performance of the Lesser Performing Reference

P-8	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Equity Securities, Due December 27, 2019
Stock, regardless of the performance of the other Reference Stock. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket component, as scaled by the weighting of that basket component. However, in the case of the Notes, the individual performance of each Reference Stock would not be combined, and the depreciation of any Reference Stock would not be mitigated by any appreciation of the other Reference Stock. Instead, your return will depend solely on the Final Stock Price of the Lesser Performing Reference Stock.
•
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Reference Stocks. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call.  Further, if the Notes are called due to the Call Feature, you will not receive any Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as the December 2017, the total return on the Notes could be limited to one year. If the Notes are not called, you may be subject to the full downside performance of the Lesser Performing Reference Stock even though your potential return is limited to the Contingent Coupon Rate.  As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Stocks.

•
Reinvestment Risk — If your Notes are redeemed early, the term of the Notes may be as short as approximately six months. You may be unable to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk if the Notes are redeemed prior to the Maturity Date.

•
Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are Royal Bank’s senior unsecured debt securities. As a result, your receipt of the amount due on any relevant payment date is dependent upon Royal Bank’s ability to repay its obligations at that time. This will be the case even if the prices of the Reference Stocks increase after the trade date. No assurance can be given as to what our financial condition will be during the term of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
Owning the Notes Is Not the Same as Owning the Reference Stocks — The return on your Notes is unlikely to reflect the return you would realize if you actually owned the Reference Stocks. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the Reference Stocks during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of the Reference

P-9	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Equity Securities, Due December 27, 2019
Stocks may have. Furthermore, the Reference Stocks may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Contingent Coupon payments.
•
There Is No Affiliation Between the Reference Stock Issuers and RBCCM, and RBCCM Is Not Responsible for any Disclosure by those Companies — We are not affiliated with the issuers of the Reference Stocks.  However, we and our affiliates may currently, or from time to time in the future engage in business with these companies.  Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other company prepares.  You, as an investor in the Notes, should make your own investigation into the Reference Stocks and the companies in which they invest.  None of these companies are involved in this offering, and have no obligation of any sort with respect to your Notes.  These companies have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Stocks that are not for the account of holders of the Notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the prices of the Reference Stocks, could be adverse to the interests of the holders of the Notes.  We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the Reference Stocks, including making loans to or providing advisory services.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Stocks.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Any of these activities by us or one or more of our affiliates may affect the price of the Reference Stocks, and, therefore, the market value of the Notes

•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public — The initial estimated value set forth on the cover page and that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the prices of the Reference Stocks, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

P-10	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Equity Securities, Due December 27, 2019
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The Initial Estimated Value of the Notes on the Cover Page of this Terms Supplement on the Cover Page and that We Will Provide in the Final Pricing Supplement Are Estimates Only, Calculated as of the Time the Terms of the Notes Are Set — The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimates are based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the trade date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
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Market Disruption Events and Adjustments — The payment at maturity, each Observation Date, and the Valuation Date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

P-11	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Equity Securities, Due December 27, 2019
INFORMATION REGARDING THE ISSUERS OF THE REFERENCE STOCKS
Each of the Reference Stocks is registered under the Securities Exchange Act of 1934 (the “Exchange Act”).  Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC.  Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov.  In addition, information regarding the Reference Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The following information regarding the issuers of the Reference Stocks is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the issuers with the SEC, information published by them on their websites or in any other format, information about them obtained from any other source or the information provided below.
We obtained the information regarding the historical performance of each Reference Stock set forth below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The historical performance of the Reference Stocks should not be taken as an indication of their future performance, and no assurance can be given as to the market prices of the Reference Stocks on any Observation Date or on the Valuation Date.  We cannot give you assurance that the performance of the Reference Stocks will not result in the loss of all or part of your investment.

P-12	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Equity Securities, Due December 27, 2019
Bristol-Myers Squibb Company
Bristol-Myers Squibb Company is a biopharmaceutical company. The company develops, licenses, manufactures, markets, and sells pharmaceutical and nutritional products. Its products and experimental therapies address cancer, heart disease, HIV and AIDS, diabetes, rheumatoid arthritis, hepatitis, organ transplant rejection, and psychiatric disorders. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 14272. The company’s common stock is listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “BMY.”
Historical Information
Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Stock. The information provided in the table is for the period from January 1, 2008 through December 9, 2016.

P-13	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Equity Securities, Due December 27, 2019
Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock ($)	Low Intra-Day Price of the Reference Stock ($)	Period-End Closing Price of the Reference Stock ($)
1/1/2008	3/31/2008	27.37	20.05	21.30
4/1/2008	6/30/2008	23.60	19.43	20.53
7/1/2008	9/30/2008	22.93	19.70	20.85
10/1/2008	12/31/2008	23.82	16.00	22.87
1/1/2009	3/31/2009	23.98	17.23	21.92
4/1/2009	6/30/2009	22.32	18.83	20.31
7/1/2009	9/30/2009	23.28	19.19	22.52
10/1/2009	12/31/2009	26.62	21.67	25.61
1/1/2010	3/31/2010	27.07	23.49	26.70
4/1/2010	6/30/2010	27.01	22.24	24.94
7/1/2010	9/30/2010	28.00	24.22	27.11
10/1/2010	12/31/2010	27.72	25.10	26.45
1/1/2011	3/31/2011	27.96	24.97	26.43
4/1/2011	6/30/2011	29.54	26.40	28.96
7/1/2011	9/30/2011	31.91	25.69	31.38
10/1/2011	12/31/2011	35.44	30.10	35.24
1/1/2012	3/31/2012	35.44	31.31	33.75
4/1/2012	6/30/2012	35.95	32.28	35.95
7/1/2012	9/30/2012	36.34	31.37	33.75
10/1/2012	12/31/2012	35.59	30.64	32.59
1/1/2013	3/31/2013	41.25	32.50	41.19
4/1/2013	6/30/2013	49.57	39.18	44.69
7/1/2013	9/30/2013	47.59	41.11	46.28
10/1/2013	12/31/2013	54.49	46.14	53.15
1/1/2014	3/31/2014	57.49	47.52	51.95
4/1/2014	6/30/2014	52.49	46.30	48.51
7/1/2014	9/30/2014	52.17	47.34	51.18
10/1/2014	12/31/2014	61.77	47.55	59.03
1/1/2015	2/2/2015	69.20	58.04	64.50
4/1/2015	6/30/2015	69.86	62.66	66.54
7/1/2015	9/30/2015	70.54	51.82	59.20
10/1/2015	12/31/2015	70.87	58.39	68.79
1/1/2016	2/2/2016	68.90	57.94	63.88
4/1/2016	6/30/2016	75.12	63.50	73.55
7/1/2016	9/30/2016	77.12	53.76	53.92
10/1/2016	12/9/2016	57.55	49.03	57.04
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-14	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Equity Securities, Due December 27, 2019
The graph below illustrates the performance of this Reference Stock from January 1, 2008 to December 9, 2016, assuming an Initial Stock Price of $57.04, which was the closing price of this Reference Stock on December 9, 2016. The red line represents a hypothetical Coupon Barrier and Trigger Price of $39.93, which is equal to 70.00% of its closing price on December 9, 2016, rounded to two decimal places. The actual Coupon Barrier and Trigger Price will be based on the closing price of this Reference Stock on the trade date.

P-15	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Equity Securities, Due December 27, 2019
Johnson & Johnson
Johnson & Johnson manufactures health care products and provides related services for the consumer, pharmaceutical, and medical devices and diagnostics markets. The company sells products such as skin and hair care products, acetaminophen products, pharmaceuticals, diagnostic equipment, and surgical equipment. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 200406. The company’s common stock is listed on the NYSE under the ticker symbol “JNJ.”
Historical Information
Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Stock. The information provided in the table is for the period from January 1, 2008 through December 9, 2016.

P-16	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Equity Securities, Due December 27, 2019
Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock ($)	Low Intra-Day Price of the Reference Stock ($)	Period-End Closing Price of the Reference Stock ($)
1/1/2008	3/31/2008	68.85	61.17	64.87
4/1/2008	6/30/2008	68.32	63.10	64.34
7/1/2008	9/30/2008	72.76	63.74	69.28
10/1/2008	12/31/2008	69.07	52.06	59.17
1/1/2009	3/31/2009	61.00	46.25	52.60
4/1/2009	6/30/2009	57.23	50.12	56.80
7/1/2009	9/30/2009	62.47	55.71	60.89
10/1/2009	12/31/2009	65.41	58.78	64.91
1/1/2010	3/31/2010	65.95	61.89	65.20
4/1/2010	6/30/2010	66.20	57.55	59.06
7/1/2010	9/30/2010	62.70	56.86	61.96
10/1/2010	12/31/2010	64.92	61.25	61.94
1/1/2011	3/31/2011	63.54	57.50	59.25
4/1/2011	6/30/2011	67.37	59.06	66.52
7/1/2011	9/30/2011	68.05	59.08	63.69
10/1/2011	12/31/2011	66.32	60.83	65.58
1/1/2012	3/31/2012	66.32	64.02	65.96
4/1/2012	6/30/2012	67.70	61.71	67.56
7/1/2012	9/30/2012	69.75	66.85	68.91
10/1/2012	12/31/2012	72.74	67.80	70.10
1/1/2013	3/31/2013	81.59	70.30	81.53
4/1/2013	6/30/2013	89.99	80.31	85.86
7/1/2013	9/30/2013	94.42	85.50	86.69
10/1/2013	12/31/2013	95.99	85.50	91.59
1/1/2014	3/31/2014	98.60	86.09	98.23
4/1/2014	6/30/2014	106.00	96.05	104.62
7/1/2014	9/30/2014	108.77	98.80	106.59
10/1/2014	12/31/2014	109.49	95.10	104.57
1/1/2015	2/2/2015	106.50	97.15	100.60
4/1/2015	6/30/2015	104.48	97.01	97.46
7/1/2015	9/30/2015	101.36	81.79	93.35
10/1/2015	12/31/2015	105.49	91.76	102.72
1/1/2016	2/2/2016	109.56	94.28	108.20
4/1/2016	6/30/2016	121.41	107.69	121.30
7/1/2016	9/30/2016	126.07	117.04	118.13
10/1/2016	12/9/2016	122.50	109.32	112.26
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-17	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Equity Securities, Due December 27, 2019
The graph below illustrates the performance of this Reference Stock from January 1, 2008 to December 9, 2016, assuming an Initial Stock Price of $112.26, which was the closing price of this Reference Stock on December 9, 2016. The red line represents a hypothetical Coupon Barrier and Trigger Price of $78.58, which is equal to 70.00% of its closing price on December 9, 2016, rounded to two decimal places. The actual Coupon Barrier and Trigger Price will be based on the closing price of this Reference Stock on the trade date.

P-18	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Equity Securities, Due December 27, 2019
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We expect that delivery of the Notes will be made against payment for the Notes on or about December 27, 2016, which is the third (3rd) business day following the trade date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated January 8, 2016. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 8, 2016.
We may use this terms supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period  may be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

P-19	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes with Memory Coupon Linked to the Lesser Performing of Two Equity Securities, Due December 27, 2019
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Stocks.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value included in this terms supplement or in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stocks, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs. These factors result in the initial estimated value for the Notes on the trade date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P-20	RBC Capital Markets, LLC